UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 2, 2015

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

On April 8, 2015, Pier 1 Imports, Inc. (the “Company”) issued a press release announcing the Company’s financial results for the fourth quarter and fiscal year ended February 28, 2015. A copy of this press release is attached hereto as Exhibit 99.1.

The information contained in this Current Report pursuant to this “Item 2.02 Results of Operations and Financial Condition” is being furnished. The information in this Item of Form 8-K and on Exhibit 99.1 attached hereto shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 2, 2015, the Compensation Committee and the Board of Directors of the Company approved the Company’s short- and long-term incentives for executive officers for fiscal year 2016.

The Company’s president and chief executive officer Alexander W. Smith, its interim chief financial officer Laura A. Coffey, and its named executive officers, Michael R. Benkel, Catherine David and Sharon M. Leite, will each be eligible to receive short- and long-term incentives for fiscal year 2016.

The short-term incentive provides for the executive’s receipt of a performance-based cash award pursuant to the Pier 1 Imports, Inc. 2006 Stock Incentive Plan, which allows for cash performance awards in addition to stock based awards. Eighty percent of the incentive is based on the Company’s achievement of targeted adjusted consolidated operating cash earnings before interest, taxes, depreciation and amortization from all domestic and international operations, but not including discontinued operations, unusual or non-recurring charges nor recurring non-cash items.  This performance measure is referred to as the "Profit Goal".  Twenty percent of the incentive is based on a performance measure of the Company’s e-Commerce sales.  This performance measure is referred to as the “e-Commerce Sales Goal”.

The short-term cash incentive for each of the executive officers identified above is expressed as a percentage of the executive's fiscal year 2016 annual base salary. Mr. Smith's annual incentive potential is 115% of his annual base salary and each other executive's annual incentive potential is 75% of her or his annual base salary.

Each short-term cash incentive is designed to provide a cash payment on the following basis:

  30% of the executive officer's annual incentive potential if the Company satisfies the threshold annual Profit Goal, increasing to
  100% of the executive officer's annual incentive potential if the Company satisfies the target annual Profit Goal and the target annual e-Commerce Sales Goal, increasing to
  200% of the executive officer's annual incentive potential if the Company satisfies the maximum annual Profit Goal and the maximum annual e-Commerce Sales Goal.

Earned cash incentives are payable with respect to fiscal year 2016 based upon the achievement of the performance measures for fiscal year 2016 within the above ranges.  The executive officer must be employed by Pier 1 Imports on the last day of the applicable performance period to receive an award.

The long-term incentive provides the opportunity to receive restricted stock awards pursuant to the Pier 1 Imports, Inc. 2006 Stock Incentive Plan. Each of the Company’s executive officers identified above other than Mr. Smith will be granted a fiscal year 2016 long-term equity incentive award of restricted stock as follows:

  Approximately 40% of the shares will vest one-third per year on the anniversary date of the grant;
  Approximately 50% of the shares will vest within a range of 50% - 200% of such shares after the Company’s fiscal year 2018 based upon the Company’s achievement of a cumulative Profit Goal for fiscal years 2016, 2017 and 2018; and
  Approximately 10% of the shares will vest within a range of 50% - 200% of such shares at the end of the Company’s fiscal year 2018 based on the Company’s percentile ranking of the annual equivalent return of the Company’s total shareholder return relative to its peer group companies using the average closing stock price of the Company and the peer group companies during the twenty trading days at the beginning of fiscal year 2016 and the average closing stock price during the twenty trading days at the end of fiscal year 2018. The peer group is comprised of the companies in the Russell 1000 Specialty Retail Index, with the addition of any other specialty retailers included in the Company’s peer group for executive compensation purposes.

Each executive officer must be employed by Pier 1 Imports on the grant date and each vesting date to receive the award. Mr. Smith’s long-term incentives are governed by his employment agreement and his fiscal 2016 grants were described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 5, 2015.

Item 7.01    Regulation FD Disclosure.

On April 2, 2015, the Company issued a press release announcing that April 27, 2015, is the record date for its Annual Meeting of Shareholders to be held June 25, 2015.  A copy of this press release is attached hereto as Exhibit 99.2.

On April 8, 2015, the Company issued a press release announcing the Company’s declaration of a quarterly cash dividend. A copy of this press release is attached hereto as Exhibit 99.3.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated April 8, 2015, announcing the Company’s financial results for the fourth quarter and fiscal year ended February 28, 2015.

99.2	Press release dated April 2, 2015, announcing the Company’s Annual Meeting of Shareholders.

99.3	Press release dated April 8, 2015, announcing the Company’s declaration of a quarterly cash dividend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date:	April 8, 2015	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice President
Compliance and General Counsel, Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 8, 2015, announcing the Company’s financial results for the fourth quarter and fiscal year ended February 28, 2015.

99.2	Press release dated April 2, 2015, announcing the Company’s Annual Meeting of Shareholders.

99.3	Press release dated April 8, 2015, announcing the Company’s declaration of a quarterly cash dividend.